As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROQR THERAPEUTICS N.V.

(Exact Name of Registrant as Specified in Its Charter)

Netherlands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

ProQR Therapeutics N.V.

Darwinweg 24

2333 CR Leiden

The Netherlands

(Address of Principal Executive Offices)

ProQR Therapeutics N.V. Stock Option Plan

(Full Title of the Plan)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and Address of Agent For Service)

(212) 894-8800

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Mitchell S. Bloom, Esq. Danielle M. Lauzon, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Daniel de Boer, Chief Executive Officer ProQR Therapeutics N.V. Darwinweg 24 2333 CR Leiden The Netherlands +31 (0)85 4 89 49 32

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
ProQR Therapeutics N.V. Stock Option Plan (ordinary shares issuable pursuant to outstanding options)	Ordinary Shares	990,256	$3.39(2)	$3,356,967.84(2)	$390.08
ProQR Therapeutics N.V. Stock Option Plan (unallocated ordinary shares reserved for issuance)	Ordinary Shares	2,687,866	$11.84(3)	$31,824,333.44(3)	$3,697.99
TOTAL		3,678,122	—	$35,181,301.28	$4,088.07

(1)	This Registration Statement on Form S-8 covers (i) ordinary shares, nominal value €0.04 per share, of ProQR Therapeutics N.V., issuable pursuant to the ProQR Therapeutics N.V. Stock Option Plan and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement shall be deemed to cover any additional securities that may from time to time be issuable under such plan resulting from forward or reverse share splits, share dividends, bonus share issuances or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $3.39, the weighted average exercise price of the shares subject to outstanding share option grants under the ProQR Therapeutics N.V. Stock Option Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on October 15, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on September 19, 2014, relating to the registration statement on Form F-1, as amended (Registration No. 333-198151), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed, and the related registration statement on Form F-1 (File No. 333-198806) filed pursuant to Rule 462(b) under the Securities Act on September 17, 2014;

(b)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-36622), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 16, 2014, including any amendments or reports filed for the purpose of updating such description; and

(c)	Reports of a foreign private issuer filed by the Registrant with the SEC pursuant to Rule 13a-16 or 15d-16 of the Exchange Act on Form 6-K dated October 3, 2014 and October 9, 2014.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Although Dutch law does not expressly provide for the indemnification of directors, the concept of indemnification of managing directors and supervisory directors of a company for liabilities arising from their actions as members of the management board and supervisory board, respectively, is, in principle, accepted in the Netherlands. The Registrant’s articles of association provide that the Registrant will indemnify its management board members, supervisory board members, former management board members and former supervisory board members against (i) any financial losses or damages incurred by such indemnified person and (ii) any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which they become involved, to the extent this relates to their position with the Registrant, in each case to the fullest extent permitted by applicable law. No indemnification shall be given to an indemnified person (a) if a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, suit, claim, action or legal proceedings result from either an improper performance of such person’s duties as an officer of the Registrant or an unlawful or illegal act and (b) to the extent that such person’s financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so). The Registrant’s supervisory board may stipulate additional terms, conditions and restrictions in relation to such indemnification.

The Registrant has entered into indemnification agreements with each of its managing directors, supervisory directors and officers, in addition to the indemnification provisions provided for in its articles of association, and the Registrant may enter into indemnification agreements with its managing directors, supervisory directors and officers in the future. Subject to certain exceptions, these agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were managing directors, supervisory directors or officers of the Registrant.

In addition, the Registrant maintains insurance on behalf of its managing directors, supervisory directors and certain other representatives against damages resulting from their conduct when acting in their capacities as such directors or representatives.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1.        Item 512(a) of Regulation S-K.  The Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.        Item 512(b) of Regulation S-K.  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.        Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on October 17, 2014.

PROQR THERAPEUTICS N.V.

By:	/s/ Daniel de Boer
Daniel de Boer
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned members of the supervisory and management boards of ProQR Therapeutics N.V., hereby severally constitute and appoint Daniel de Boer and René Beukema, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as indicated below to enable ProQR Therapeutics N.V. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Daniel de Boer Daniel de Boer	Chief Executive Officer and Director, Management Board (Principal Executive Officer)	October 17, 2014

/s/ Smital Shah Smital Shah	Chief Financial Officer (Principal Financial and Accounting Officer)	October 17, 2014

/s/ René Beukema René Beukema	Director, Management Board	October 17, 2014

/s/ Dinko Valerio Dinko Valerio	Chairman, Supervisory Board	October 17, 2014

/s/ Antoine Benjamin Papiernik Antoine Benjamin Papiernik	Director, Supervisory Board	October 17, 2014

/s/ Henri Termeer Henri Termeer	Director, Supervisory Board	October 17, 2014

/s/ Alison Lawton Alison Lawton	Director, Supervisory Board	October 17, 2014

PROQR THERAPEUTICS N.V. Authorized Representative in the United States		October 17, 2014

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi

INDEX TO EXHIBITS

Number	Description	Notes

4.1	Articles of Association	Incorporated by reference to Exhibit No. 3.3 to the registration statement on Form F-1 (File No. 333-198151)

5.1	Opinion of NautaDutilh N.V., Dutch legal counsel of the Registrant	Filed herewith

23.1	Consent of Deloitte Accountants B.V., Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of NautaDutilh N.V. (included in Exhibit No. 5.1)	—

24.1	Power of attorney (included on the signature pages of this registration statement)	—

99.1	ProQR Therapeutics N.V. Stock Option Plan	Incorporated by reference to Exhibit No. 10.2 to the registration statement on Form F-1 (File No. 333-198151)

99.2	Form of Notice of Grant under the ProQR Therapeutics N.V. Stock Option Plan	Incorporated by reference to Exhibit No. 10.2 to the registration statement on Form F-1 (File No. 333-198151)

99.3	Form of Notice of Exercise under the ProQR Therapeutics N.V. Stock Option Plan	Incorporated by reference to Exhibit No. 10.2 to the registration statement on Form F-1 (File No. 333-198151)